DERIVED INFORMATION  [3/27/06]

[$1,556,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

1,584,800,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Counterparty			Collateral Info	Group 1	TOTAL	GWAC	AGG ARM UPB	ARM %	AGG FIX UPB	FIX %
Underwriter	Credit Suisse Securities Corp LLC		Gross WAC	7.85%	7.85%	0 - 4.5
Issuer	Home Equity Asset Trust 2006-4		WA CLTV	83.8%	85.1%	4.5 - 5	271,166	0.0%	-	0.00%
Depositor	CSFB Mtg Sec Corp		CLTV >80%	64.1%	61.6%	5 - 5.5	7,730,832	0.5%	192,078	0.01%
Seller	DLJ Mtg Capital, Inc.		CLTV >90%	29.1%	38.0%	5.5 - 6	78,545,423	5.0%	11,672,691	0.74%
Aggregator	DLJ Mtg Capital, Inc.		CLTV >95%	21.4%	31.2%	6 - 6.5	105,485,669	6.7%	17,322,683	1.10%
Rep Provider	DLJ Mtg Capital, Inc.		LB <$50,000	2.0%	3.0%	6.5 - 7	239,069,812	15.2%	44,177,552	2.80%
Master Servicer	N/A		LB $50k - $100k	10.6%	9.6%	7 - 7.5	180,812,780	11.5%	27,738,215	1.76%
Trustee	US Bank, NA		LB $100k - $150k	16.7%	14.2%	7.5 - 8	209,367,970	13.3%	29,798,469	1.89%
MI Provider	N/A		WA FICO	623	623	8 - 8.5	150,475,104	9.6%	20,682,036	1.31%
Monoline	N/A		<560 FICO	9.3%	13.7%	8.5 - 9	152,323,652	9.7%	21,975,928	1.40%
Credit Manager	MurrayHill		560 - 600 FICO	25.2%	21.6%	9 - 9.5	78,157,000	5.0%	8,295,418	0.53%
Federal Tax Status	REMIC		SF / TH / PUD	87.2%	87.6%	9.5 - 10	67,336,979	4.3%	15,845,505	1.01%
			2-4 Family	7.8%	6.7%	10 - 10.5	19,576,519	1.2%	17,011,883	1.08%
Originators	Group (%)	Total (%)	Condo	5.0%	5.7%	10.5 - 11	10,282,415	0.7%	13,949,566	0.89%
			Manufactured Housing (MH)	0.0%	0.0%	11 - 11.5	3,635,257	0.2%	10,428,184	0.66%
			Other	0.0%	0.0%	11.5 - 12	1,850,676	0.1%	13,240,081	0.84%
			Primary	90.7%	93.5%	12 - 12.5	229,636	0.0%	13,382,887	0.85%
			Second	0.9%	0.8%	12.5 - 13	-	0.0%	3,525,301	0.22%
			Investment	8.4%	5.7%	13 - 13.5	-	0.0%	572,493	0.04%
Servicers	Group (%)	Total (%)	Full / Alt	70.3%	67.9%	13.5 - 14	-	0.0%	122,453	0.01%
			Stated / Limited	29.7%	32.1%	14 - 14.5
			NINA	0.0%	0.1%	14.5 +
			1st Lien	98.4%	95.6%
			2nd Lien	1.6%	4.4%	Ratings
			State 1	CA	CA	Moody's Rating
			%	21.5%	25.5%	S&P Rating
FICO	AGG UPB	AGG %	State 2	FL	FL	Fitch Rating
< 500	1,233,242	0.1%	%	11.7%	12.3%	DBRS Rating
500 - 519	39,529,083	2.5%	State 3	IL	AZ
520 - 539	81,410,843	5.2%	%	5.7%	5.4%	Credit Enhancement
540 - 559	93,512,379	5.9%	State 4	AZ	IL	Subordination (not including OC)
560 - 579	134,201,796	8.5%	%	5.5%	4.9%	Prefund OC (%)
580 - 599	195,555,650	12.4%	State 5	MD	MD	Initial Target OC (%)
600 - 619	215,345,165	13.7%	%	4.6%	4.3%	Stepdown OC (%)
620 - 639	233,642,368	14.8%	ARM / HYB	82.9%	82.9%	Stepdown Date
640 - 659	199,664,161	12.7%	Fixed	17.1%	17.1%	Excess Interest (12m Avg, Fwd Libor)
660 - 679	155,528,275	9.9%	Purchase	21.0%	37.2%
680 - 699	86,899,539	5.5%	Refi-RT	10.6%	6.0%	Notes
700 - 719	53,668,260	3.4%	Refi-CO	68.4%	56.8%	All non-dollar amount numbers should be formatted as percentages
720 - 739	34,315,300	2.2%	Size	$611,639,679	$1,575,084,318	Any 'Group' column refers to the collateral group that backs Freddie's class
740 - 759	24,904,565	1.6%	AVG Balance	$158,251	$165,398	Any Total' column refers to all collateral in the deal that is crossed with Freddie's (in almost all case, the total pool)
760 - 779	15,406,935	1.0%	Loan Count	3,865	9,523	For originators and servicers, the percentages should show what percentage any given servicer or originator is in relation to the others for both Freddie's group and for the total pool.
780 - 799	8,229,233	0.5%	Interest Only (IO)	20.8%	20.8%	The FICO and GWAC tables should be based on The Total pool.
800 plus	2,037,524	0.1%	Negative Amortization	0.0%	0.0%	LB is current loan balance
						For the GWAC table the ARM column should sum to 100% and the Fixed column should sum to 100% (assuming there is ARM and fixed collateral)
						If a particular field has no data, enter 0% or $0 rather than 'NA'
						Don't skip buckets (ie. if there there are no loans that fall into the 600-620 FICO bucket, don't leave it out, just enter 0's)

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  Approximately 20.8% of the mortgage loans do not provide for any payments of principal in the first two or five years following origination.  The final numbers will be found in the prospectus supplement.  Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs  the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Fixed Full Doc		Combined LTV								Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.28%	0.26%	0.17%	0.03%	0.21%	0.24%	0.04%	0.03%	FICO Range	Less than 560	0.53%	0.85%	0.79%	0.13%	0.82%	0.51%	0.07%	0.06%
	560 - 599	0.39%	0.38%	0.25%	0.12%	0.32%	0.52%	0.26%	0.92%		560 - 599	0.36%	0.72%	0.52%	0.14%	0.93%	1.40%	0.17%	0.17%
	600 - 619	0.20%	0.24%	0.11%	0.06%	0.19%	0.25%	0.14%	0.75%		600 - 619	0.20%	0.33%	0.26%	0.10%	0.43%	0.86%	0.14%	0.44%
	620 - 659	0.31%	0.38%	0.26%	0.11%	0.28%	0.81%	0.25%	1.47%		620 - 659	0.28%	0.32%	0.34%	0.08%	0.92%	1.22%	0.51%	3.12%
	660 - 699	0.24%	0.19%	0.16%	0.16%	0.25%	0.63%	0.21%	0.90%		660 - 699	0.10%	0.12%	0.20%	0.01%	0.23%	0.98%	0.19%	1.78%
	700 - 740	0.16%	0.12%	0.07%	0.04%	0.15%	0.21%	0.04%	0.30%		700 - 740	0.01%	0.08%	0.05%	0.00%	0.09%	0.34%	0.06%	0.88%
	740 +	0.14%	0.03%	0.09%	0.00%	0.01%	0.12%	0.00%	0.18%		740 +	0.00%	0.05%	0.06%	0.07%	0.08%	0.24%	0.01%	0.50%

Fixed Not Full Doc		Combined LTV								Non-Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.06%	0.06%	0.06%	0.04%	0.07%	0.05%	0.00%	0.01%	FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.01%	0.00%	0.00%
	560 - 599	0.06%	0.06%	0.04%	0.03%	0.06%	0.05%	0.01%	0.00%		560 - 599	0.09%	0.10%	0.10%	0.07%	0.16%	0.62%	0.13%	0.75%
	600 - 619	0.07%	0.02%	0.08%	0.02%	0.07%	0.09%	0.02%	0.00%		600 - 619	0.05%	0.07%	0.15%	0.14%	0.22%	0.57%	0.30%	1.05%
	620 - 659	0.08%	0.05%	0.03%	0.02%	0.09%	0.06%	0.05%	0.32%		620 - 659	0.08%	0.22%	0.28%	0.22%	0.53%	1.37%	0.51%	2.66%
	660 - 699	0.05%	0.04%	0.04%	0.00%	0.05%	0.05%	0.03%	0.18%		660 - 699	0.10%	0.05%	0.09%	0.07%	0.19%	0.52%	0.31%	1.57%
	700 - 740	0.04%	0.02%	0.01%	0.00%	0.00%	0.00%	0.03%	0.07%		700 - 740	0.00%	0.07%	0.11%	0.00%	0.04%	0.11%	0.13%	0.50%
	740 +	0.03%	0.00%	0.00%	0.00%	0.05%	0.05%	0.00%	0.02%		740 +	0.00%	0.00%	0.02%	0.01%	0.07%	0.08%	0.02%	0.13%

Amortizing ARM Full Doc		Combined LTV								Non-Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	1.27%	1.89%	1.07%	0.29%	1.67%	2.15%	0.17%	0.29%	FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	560 - 599	0.72%	1.09%	1.13%	0.42%	1.11%	3.67%	0.77%	2.14%		560 - 599	0.01%	0.02%	0.05%	0.00%	0.02%	0.05%	0.00%	0.00%
	600 - 619	0.30%	0.65%	0.21%	0.30%	0.65%	1.43%	0.31%	1.94%		600 - 619	0.04%	0.01%	0.04%	0.00%	0.07%	0.08%	0.06%	0.05%
	620 - 659	0.39%	0.43%	0.44%	0.28%	0.65%	1.99%	0.74%	2.81%		620 - 659	0.08%	0.09%	0.03%	0.00%	0.11%	0.39%	0.12%	1.58%
	660 - 699	0.06%	0.31%	0.10%	0.04%	0.17%	1.13%	0.52%	1.25%		660 - 699	0.00%	0.00%	0.12%	0.06%	0.05%	0.28%	0.23%	1.09%
	700 - 740	0.10%	0.11%	0.13%	0.02%	0.14%	0.25%	0.04%	0.34%		700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.18%	0.06%	0.44%
	740 +	0.01%	0.05%	0.01%	0.03%	0.03%	0.08%	0.10%	0.29%		740 +	0.00%	0.05%	0.00%	0.00%	0.00%	0.09%	0.03%	0.23%

1. We would expect up to six FICO/CLTV grids on every deal, grouped by product and documentation standard:															Should equal 100% ---->			100%
2. Combined LTV = First Lien + Second + Silent Second
3. Use CLTV for securitized second liens (e.g., 100% CLTV on an 80/20 second lien, not 20%)															79.1 - 80% CLTV (%)		11.18%
4. Approximate loan population fine															GT 80% CLTV (%)		61.64%
5. Each cell would be populated by percentage of pool that shares Freddie Mac sub protection, (not the loan group Freddie Mac purchasing)
6. The sum of all six FICO/CLTV grids should sum to 100% (i.e., each should not sum to 100%, unless only one applies)

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  Approximately 20.8% of the mortgage loans do not provide for any payments of principal in the first two or five years following origination.  The final numbers will be found in the prospectus supplement.  Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Fixed Full Doc		Combined LTV								Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.17%	0.01%	0.03%	0.01%	0.07%	0.16%	0.04%	0.00%	FICO Range	Less than 560	0.31%	0.43%	0.29%	0.20%	0.38%	0.69%	0.01%	0.03%
	560 - 599	0.14%	0.13%	0.18%	0.00%	0.02%	0.26%	0.18%	0.50%		560 - 599	0.58%	1.02%	0.63%	0.13%	0.99%	2.21%	0.14%	0.16%
	600 - 619	0.14%	0.19%	0.16%	0.03%	0.14%	0.22%	0.15%	0.41%		600 - 619	0.39%	0.43%	0.36%	0.04%	0.53%	1.40%	0.10%	0.20%
	620 - 659	0.51%	0.72%	0.60%	0.21%	0.52%	1.32%	0.32%	0.67%		620 - 659	0.28%	0.27%	0.41%	0.09%	0.73%	1.48%	0.78%	2.04%
	660 - 699	0.61%	0.23%	0.29%	0.16%	0.37%	1.03%	0.30%	0.43%		660 - 699	0.06%	0.06%	0.07%	0.00%	0.14%	1.23%	0.22%	1.03%
	700 - 740	0.41%	0.23%	0.17%	0.11%	0.18%	0.46%	0.06%	0.13%		700 - 740	0.00%	0.00%	0.06%	0.00%	0.00%	0.42%	0.06%	0.24%
	740 +	0.28%	0.09%	0.06%	0.00%	0.00%	0.26%	0.00%	0.05%		740 +	0.00%	0.00%	0.00%	0.07%	0.11%	0.20%	0.02%	0.21%

Fixed Not Full Doc		Combined LTV								Non-Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.10%	0.00%	0.01%	0.00%	0.01%	0.00%	0.01%	0.00%	FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.02%	0.00%	0.00%
	560 - 599	0.11%	0.00%	0.00%	0.00%	0.01%	0.04%	0.00%	0.00%		560 - 599	0.22%	0.11%	0.26%	0.09%	0.22%	0.27%	0.06%	0.55%
	600 - 619	0.18%	0.05%	0.12%	0.04%	0.08%	0.03%	0.02%	0.00%		600 - 619	0.13%	0.11%	0.19%	0.19%	0.31%	0.69%	0.16%	1.02%
	620 - 659	0.17%	0.12%	0.08%	0.05%	0.22%	0.14%	0.09%	0.36%		620 - 659	0.20%	0.49%	0.59%	0.18%	0.67%	2.02%	0.73%	1.53%
	660 - 699	0.05%	0.10%	0.01%	0.00%	0.11%	0.12%	0.05%	0.17%		660 - 699	0.25%	0.13%	0.09%	0.03%	0.23%	0.80%	0.22%	1.19%
	700 - 740	0.11%	0.05%	0.03%	0.01%	0.00%	0.00%	0.00%	0.00%		700 - 740	0.00%	0.10%	0.04%	0.00%	0.10%	0.12%	0.29%	0.37%
	740 +	0.06%	0.00%	0.00%	0.00%	0.04%	0.09%	0.01%	0.00%		740 +	0.00%	0.00%	0.04%	0.04%	0.05%	0.11%	0.04%	0.09%

Amortizing ARM Full Doc		Combined LTV								Non-Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.38%	0.94%	0.55%	0.16%	0.41%	4.32%	0.19%	0.18%	FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	560 - 599	0.89%	1.27%	0.91%	0.27%	0.92%	7.15%	1.31%	2.28%		560 - 599	0.02%	0.06%	0.00%	0.00%	0.04%	0.09%	0.00%	0.00%
	600 - 619	0.37%	0.78%	0.20%	0.11%	0.43%	2.87%	0.60%	2.20%		600 - 619	0.09%	0.02%	0.10%	0.00%	0.17%	0.09%	0.04%	0.02%
	620 - 659	0.38%	0.51%	0.64%	0.21%	0.55%	2.22%	0.81%	2.19%		620 - 659	0.11%	0.22%	0.08%	0.00%	0.14%	0.50%	0.23%	1.05%
	660 - 699	0.10%	0.19%	0.06%	0.03%	0.13%	0.88%	0.47%	0.90%		660 - 699	0.00%	0.00%	0.04%	0.06%	0.05%	0.48%	0.00%	0.60%
	700 - 740	0.01%	0.00%	0.06%	0.00%	0.00%	0.12%	0.02%	0.39%		700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.23%	0.00%	0.08%
	740 +	0.03%	0.06%	0.00%	0.00%	0.00%	0.10%	0.06%	0.11%		740 +	0.00%	0.04%	0.00%	0.00%	0.00%	0.12%	0.00%	0.00%

1. We would expect up to six FICO/CLTV grids on every deal, grouped by product and documentation standard:															Should equal 100% ---->			100%
2. Combined LTV = First Lien + Second + Silent Second
3. Use CLTV for securitized second liens (e.g., 100% CLTV on an 80/20 second lien, not 20%)															79.1 - 80% CLTV (%)		9.04%
4. Approximate loan population fine															GT 80% CLTV (%)		64.08%
5. Each cell would be populated by percentage of pool that shares Freddie Mac sub protection, (not the loan group Freddie Mac purchasing)
6. The sum of all six FICO/CLTV grids should sum to 100% (i.e., each should not sum to 100%, unless only one applies)

Statistical Collateral Summary – Group1 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  Approximately 20.8% of the mortgage loans do not provide for any payments of principal in the first two or five years following origination.  The final numbers will be found in the prospectus supplement.  Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens..

Fixed 1st Full Doc		Combined LTV								Fixed 2nd Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	1.00%	0.04%	0.20%	0.03%	0.43%	0.93%	0.25%	0.00%	FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.01%
	560 - 599	0.84%	0.75%	1.04%	0.00%	0.10%	1.46%	0.69%	0.50%		560 - 599	0.00%	0.00%	0.00%	0.00%	0.00%	0.05%	0.38%	2.40%
	600 - 619	0.83%	1.12%	0.91%	0.15%	0.83%	1.23%	0.68%	1.11%		600 - 619	0.00%	0.00%	0.00%	0.00%	0.00%	0.03%	0.20%	1.27%
	620 - 659	2.95%	4.23%	3.49%	1.21%	3.06%	7.63%	1.61%	2.20%		620 - 659	0.00%	0.00%	0.00%	0.00%	0.00%	0.09%	0.25%	1.74%
	660 - 699	3.54%	1.34%	1.69%	0.94%	2.16%	6.02%	1.66%	1.80%		660 - 699	0.00%	0.00%	0.00%	0.00%	0.00%	0.02%	0.10%	0.69%
	700 - 740	2.42%	1.32%	1.01%	0.62%	1.03%	2.70%	0.32%	0.53%		700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.20%
	740 +	1.66%	0.50%	0.33%	0.00%	0.00%	1.50%	0.00%	0.26%		740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.05%

Fixed 1st Not Full Doc		Combined LTV								Fixed 2nd Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%			0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.55%	0.00%	0.04%	0.00%	0.04%	0.00%	0.04%	0.00%	FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	560 - 599	0.66%	0.00%	0.00%	0.00%	0.08%	0.23%	0.00%	0.00%		560 - 599	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	600 - 619	1.02%	0.32%	0.71%	0.24%	0.44%	0.18%	0.13%	0.00%		600 - 619	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	620 - 659	1.01%	0.73%	0.48%	0.27%	1.26%	0.81%	0.33%	1.06%		620 - 659	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.20%	1.06%
	660 - 699	0.30%	0.55%	0.07%	0.00%	0.63%	0.69%	0.30%	0.44%		660 - 699	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.54%
	700 - 740	0.63%	0.28%	0.17%	0.06%	0.00%	0.00%	0.00%	0.00%		700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.02%
	740 +	0.37%	0.00%	0.00%	0.00%	0.20%	0.50%	0.00%	0.00%		740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.06%	0.00%

1. We would expect up to four FICO/CLTV grids on every deal, grouped by product and documentation standard:															Should equal 100% ---->			100%
2. Combined LTV = First Lien + Second + Silent Second
3. Use CLTV for securitized second liens (e.g., 100% CLTV on an 80/20 second lien, not 20%)															79.1 - 80% CLTV (%)		10.26%
4. Approximate loan population fine															GT 80% CLTV (%)		47.15%
5. Each cell would be populated by percentage of pool that shares Freddie Mac sub protection, (not the loan group Freddie Mac purchasing)
6. The sum of all four FICO/CLTV grids should sum to 100% (i.e., each should not sum to 100%, unless only one applies)

Aggregate
WA Initial Cap	2.76
WA Periodic Cap	1.07
WA Max Rate	13.69
WA MTR	21

Group 1
WA Initial Cap G1	2.76
WA Periodic Cap G1	1.07
WA Max Rate G1	13.81
WA MTR G1	21

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  Approximately 20.8% of the mortgage loans do not provide for any payments of principal in the first two or five years following origination.  The final numbers will be found in the prospectus supplement.  Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs  the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Aggregrate - Current Rate (%)	Loans	Balance	Balance	%	%	FICO
4.99 - 5.00	1	271,166	0.0	4.99	79.3	668
5.01 - 5.50	48	13,433,776	0.9	5.41	73.6	654
5.51 - 6.00	309	88,271,034	5.6	5.85	74.3	658
6.01 - 6.50	575	149,162,786	9.5	6.34	75.2	651
6.51 - 7.00	1,105	260,489,143	16.5	6.82	77.0	632
7.01 - 7.50	1,093	231,918,190	14.7	7.30	79.3	630
7.51 - 8.00	1,134	217,973,516	13.8	7.79	78.3	624
8.01 - 8.50	1,066	183,732,771	11.7	8.30	80.7	610
8.51 - 9.00	1,031	158,407,200	10.1	8.78	80.6	607
9.01 - 9.50	666	90,334,762	5.7	9.28	80.5	595
9.51 - 10.00	787	80,969,345	5.1	9.79	83.9	593
10.01 - 10.50	434	34,384,897	2.2	10.29	85.4	597
10.51 - 11.00	382	24,449,390	1.6	10.82	89.7	593
11.01 - 11.50	249	13,657,540	0.9	11.36	90.3	590
11.51 - 12.00	356	15,322,509	1.0	11.85	94.1	593
12.01 - 12.50	232	10,412,979	0.7	12.37	97.4	628
12.51 - 13.00	41	1,198,367	0.1	12.77	98.8	606
13.01 - 13.50	10	572,493	0.0	13.42	100.0	672
13.51 - 13.84	4	122,453	0.0	13.79	93.2	622
Total:	9,523	1,575,084,318	100.0	7.85	79.3	623
* Note, for second liens, CLTV is employed in this calculation.

Aggregrate -Current Rate		Total	%		WA
ARM	No of	Scheduled	Scheduled	WAC	OLTV*	WA
(%)	Loans	Balance	Balance	%	%	FICO
4.99 - 5.00	1	271,166	0.0	4.99	79.3	668
5.01 - 5.50	44	11,787,935	0.9	5.39	74.5	649
5.51 - 6.00	268	77,302,786	5.9	5.85	75.5	653
6.01 - 6.50	492	126,307,048	9.7	6.33	76.5	646
6.51 - 7.00	907	221,428,021	17.0	6.82	78.0	629
7.01 - 7.50	918	201,516,031	15.4	7.30	79.9	629
7.51 - 8.00	948	190,391,515	14.6	7.79	79.0	624
8.01 - 8.50	874	160,808,152	12.3	8.29	81.0	609
8.51 - 9.00	845	139,984,361	10.7	8.78	80.5	605
9.01 - 9.50	540	80,305,575	6.2	9.27	80.3	594
9.51 - 10.00	419	60,636,388	4.6	9.77	81.2	578
10.01 - 10.50	142	19,389,585	1.5	10.27	79.2	573
10.51 - 11.00	81	9,306,761	0.7	10.75	81.7	550
11.01 - 11.50	39	3,928,722	0.3	11.29	80.1	566
11.51 - 12.00	15	1,557,210	0.1	11.66	76.8	553
12.01 - 12.50	3	229,636	0.0	12.14	74.2	516
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620
* Note, for second liens, CLTV is employed in this calculation.

Aggregrate -Current Rate		Total	%		WA
Fixed	No of	Scheduled	Scheduled	WAC	OLTV*	WA
(%)	Loans	Balance	Balance	%	%	FICO
5.49 - 5.50	4	1,645,841	0.6	5.50	67.1	689
5.51 - 6.00	41	10,968,248	4.1	5.88	66.0	695
6.01 - 6.50	83	22,855,738	8.5	6.35	67.9	674
6.51 - 7.00	198	39,061,121	14.5	6.82	71.6	645
7.01 - 7.50	175	30,402,159	11.3	7.30	75.0	639
7.51 - 8.00	186	27,582,001	10.2	7.80	73.5	623
8.01 - 8.50	192	22,924,619	8.5	8.31	78.6	618
8.51 - 9.00	186	18,422,839	6.8	8.78	80.8	616
9.01 - 9.50	126	10,029,187	3.7	9.31	82.4	602
9.51 - 10.00	368	20,332,957	7.5	9.85	92.0	637
10.01 - 10.50	292	14,995,312	5.6	10.32	93.3	628
10.51 - 11.00	301	15,142,629	5.6	10.86	94.6	620
11.01 - 11.50	210	9,728,818	3.6	11.38	94.4	599
11.51 - 12.00	341	13,765,298	5.1	11.87	96.0	597
12.01 - 12.50	229	10,183,343	3.8	12.38	97.9	630
12.51 - 13.00	41	1,198,367	0.4	12.77	98.8	606
13.01 - 13.50	10	572,493	0.2	13.42	100.0	672
13.51 - 13.84	4	122,453	0.0	13.79	93.2	622
Total:	2,987	269,933,425	100.0	8.57	80.5	633
* Note, for second liens, CLTV is employed in this calculation.

Statistical Collateral Summary – Group 1 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  Approximately 20.8% of the mortgage loans do not provide for any payments of principal in the first two or five years following origination.  The final numbers will be found in the prospectus supplement.  Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs  the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Group 1 - Current Rate (%)	Loans	Balance	Balance	%	%	FICO
4.99 - 5.00	1	271,166	0.0	4.99	79.3	668
5.01 - 5.50	21	4,420,737	0.7	5.38	71.5	671
5.51 - 6.00	148	32,858,565	5.4	5.87	69.6	660
6.01 - 6.50	280	58,430,804	9.6	6.33	71.2	631
6.51 - 7.00	528	109,897,564	18.0	6.81	75.2	627
7.01 - 7.50	405	74,495,825	12.2	7.31	80.9	634
7.51 - 8.00	437	72,600,587	11.9	7.80	80.8	631
8.01 - 8.50	490	76,666,396	12.5	8.30	82.6	618
8.51 - 9.00	512	77,771,651	12.7	8.78	82.5	611
9.01 - 9.50	334	45,008,376	7.4	9.27	82.0	604
9.51 - 10.00	242	29,847,479	4.9	9.79	84.4	590
10.01 - 10.50	133	12,273,349	2.0	10.28	85.5	590
10.51 - 11.00	70	5,790,926	0.9	10.80	91.7	588
11.01 - 11.50	52	3,809,188	0.6	11.30	88.9	582
11.51 - 12.00	64	2,480,739	0.4	11.86	91.8	596
12.01 - 12.50	127	4,504,662	0.7	12.37	98.1	620
12.51 - 13.00	15	328,196	0.1	12.74	100.0	605
13.01 - 13.50	3	76,711	0.0	13.16	100.0	599
13.51 - 13.84	3	106,759	0.0	13.79	92.2	625
Total:	3,865	611,639,679	100.0	7.85	79.4	623
* Note, for second liens, CLTV is employed in this calculation.

Group 1 - Current Rate		Total	%		WA
ARM	No of	Scheduled	Scheduled	WAC	OLTV*	WA
(%)	Loans	Balance	Balance	%	%	FICO
4.99 - 5.00	1	271,166	0.1	4.99	79.3	668
5.01 - 5.50	18	3,715,729	0.7	5.36	72.4	661
5.51 - 6.00	118	26,530,543	5.2	5.87	71.9	649
6.01 - 6.50	227	46,862,661	9.2	6.33	72.7	621
6.51 - 7.00	409	87,483,019	17.3	6.81	76.0	617
7.01 - 7.50	316	60,290,336	11.9	7.31	82.0	627
7.51 - 8.00	332	58,343,632	11.5	7.80	82.6	626
8.01 - 8.50	419	67,851,115	13.4	8.30	83.2	615
8.51 - 9.00	447	71,320,596	14.1	8.78	82.5	608
9.01 - 9.50	302	41,969,947	8.3	9.27	82.4	603
9.51 - 10.00	204	27,054,546	5.3	9.79	84.4	585
10.01 - 10.50	71	9,455,182	1.9	10.26	84.1	586
10.51 - 11.00	26	3,242,175	0.6	10.78	89.4	565
11.01 - 11.50	22	2,136,711	0.4	11.27	88.4	580
11.51 - 11.64	4	413,615	0.1	11.58	88.2	574
Total:	2,916	506,940,975	100.0	7.83	80.1	616
* Note, for second liens, CLTV is employed in this calculation.

Group 1 - Current Rate		Total	%		WA
Fixed	No of	Scheduled	Scheduled	WAC	OLTV*	WA
(%)	Loans	Balance	Balance	%	%	FICO
5.49 - 5.50	3	705,007	0.7	5.50	66.6	722
5.51 - 6.00	30	6,328,022	6.0	5.87	59.9	705
6.01 - 6.50	53	11,568,143	11.0	6.35	64.7	668
6.51 - 7.00	119	22,414,545	21.4	6.82	72.1	665
7.01 - 7.50	89	14,205,489	13.6	7.31	76.4	661
7.51 - 8.00	105	14,256,955	13.6	7.79	73.6	652
8.01 - 8.50	71	8,815,281	8.4	8.31	77.7	645
8.51 - 9.00	65	6,451,054	6.2	8.76	82.9	645
9.01 - 9.50	32	3,038,429	2.9	9.28	76.9	626
9.51 - 10.00	38	2,792,933	2.7	9.84	84.9	633
10.01 - 10.50	62	2,818,167	2.7	10.33	90.1	604
10.51 - 11.00	44	2,548,751	2.4	10.83	94.7	616
11.01 - 11.50	30	1,672,477	1.6	11.33	89.7	583
11.51 - 12.00	60	2,067,124	2.0	11.91	92.5	600
12.01 - 12.50	127	4,504,662	4.3	12.37	98.1	620
12.51 - 13.00	15	328,196	0.3	12.74	100.0	605
13.01 - 13.50	3	76,711	0.1	13.16	100.0	599
13.51 - 13.84	3	106,759	0.1	13.79	92.2	625
Total:	949	104,698,704	100.0	7.93	75.9	653
* Note, for second liens, CLTV is employed in this calculation.

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  Approximately 20.8% of the mortgage loans do not provide for any payments of principal in the first two or five years following origination.  The final numbers will be found in the prospectus supplement.  Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens..

	%			WA	WA
	Scheduled	WAC	WA	OLTV*	CLTV	%
Product - Total	Balance	%	FICO	%	%	Purchase
Fixed Rate First Lien	12.7	7.75	631	74.0	76.2	16.0
Fixed Rate Second Lien	4.4	10.92	641	99.3	99.3	73.5
ARM First Lien	82.9	7.70	620	79.1	85.7	38.5
Total:	100.0	7.85	623	79.3	85.1	37.2

Statistical Collateral Summary – Group 1 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  Approximately 20.8% of the mortgage loans do not provide for any payments of principal in the first two or five years following origination.  The final numbers will be found in the prospectus supplement.  Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

	%			WA	WA
	Scheduled	WAC	WA	OLTV*	CLTV	%
Product - Group1	Balance	%	FICO	%	%	Purchase
Fixed Rate First Lien	15.5	7.55	656	73.5	75.6	12.1
Fixed Rate Second Lien	1.6	11.64	627	99.0	99.0	39.6
ARM First Lien	82.9	7.83	616	80.1	85.0	22.3
Total:	100.0	7.85	623	79.4	83.8	21.0